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                                                                    EXHIBIT 5.1

                               November 3, 1999


(303) 298-5700                                                      72956-00002


Petro Stopping Centers Holdings, L.P.     Petro Holdings Financial Corporation
6080 Surety Drive                         6080 Surety Drive
El Paso, Texas  79905                     El Paso, Texas  79905

     Re: Exchange of 15% Senior Discount Notes Due 2008 for 15% Series B Senior Discount Notes Due 2008


Ladies and Gentlemen:

     We have acted as counsel for Petro Stopping Centers Holdings, L.P., a Delaware limited Partnership, and Petro Holdings Financial Corporation, a Delaware corporation (together, the "Issuers"), in connection with the proposed offer by the Issuers (the "Exchange Offer") to exchange up to $113,400,000 aggregate principal amount of its outstanding 15% Senior Discount Notes Due 2008 (the "Old Notes") for a like principal amount at stated maturity of its 15% Series B Senior Discount Notes Due 2008 (the "Notes"). The Old Notes were issued and the Notes will be issued pursuant to an indenture by and among the Issuers and State Street Bank and Trust Company (the "Trustee") dated July 23, 1999 (the "Indenture").

     As such counsel, we have examined, among other things, (i) the Registration Statement on Form S-4 (File No. 333-87371), as amended, to be filed by the Issuers with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended, the issuance of the Notes, (ii) the Indenture, and (iii) the form of the Notes. The Notes and the Indenture are sometimes collectively referred to herein as the "Securities Documents." We have examined the proceedings and other actions taken by the Issuers in connection with the authorization, execution and delivery of the Indenture and the issuance of the Notes thereunder. We also have made such other inquiries and examined, among other things, originals or copies, certified or otherwise, identified to our satisfaction, of such records, agreements, certificates,
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Petro Stopping Centers Holdings, L.P.
Petro Holdings Financial Corporation
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instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

     In rendering this opinion, we have assumed:

     (i) The due and valid execution and delivery of the Indenture by the Trustee, and that the Indenture constitutes the legal, valid and binding agreement of the Trustee, and that there are no agreements or understandings between or among the parties to any of the Securities Documents that would expand, modify or otherwise affect the terms of the Securities Documents or the respective rights or obligations of the parties thereunder; we confirm that, to our knowledge, no such other agreement or understanding exists; and

     (ii) The genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing and in reliance thereon, subject to the qualifications, exceptions, assumptions and limitations herein contained, and subject to receipt by the Issuers from the Commission of an order declaring the Registration Statement effective, we are of the opinion that the Notes, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated as specified in the Indenture, will be legally issued and will constitute binding obligations of the Issuers.

     The foregoing opinion is also subject to the following additional qualifications, exceptions, assumptions and limitations:

     A. We are admitted to practice in the State of New York and Colorado and are not admitted to practice in the State of Delaware. However, we are generally familiar with the General Corporation Law of the State of Delaware as presently in effect and have made such inquiries as we consider necessary to render these opinions. This opinion is limited to the present laws of the United States of America and the States of New York and Colorado and, to the limited extent set forth above, the General Corporation Law of the State of Delaware. The opinions expressed herein are based upon the law and circumstances as they are in effect or exist on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.

     B. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and transfers or preferential transfers and distributions by
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Petro Stopping Centers Holdings, L.P.
Petro Holdings Financial Corporation
Page 3


corporations to their stockholders) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. Without limitation, we express no opinion as to the validity, legally binding nature or enforceability of any provision in the Securities Documents relating to indemnification, exculpation, contribution or the ability to obtain specific performance, injunctive relief or other equitable relief as a remedy for noncompliance with any of the Securities Documents.

     C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) under the Securities Documents of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Securities Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity, (iii) the enforceability of any provision of any Securities Document insofar as it provides for the payment or reimbursement of costs and expenses in excess of a reasonable amount determined by any court or other tribunal, (iv) provisions that may be construed as imposing penalties or forfeitures or (v) any provision of the Securities Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              /s/  Gibson, Dunn & Crutcher LLP
                              --------------------------------
                              Gibson, Dunn & Crutcher LLP


RMR/SKT/SMD